As Filed with the Securities and Exchange Commission on March 17, 2008

Registration No. 333-141825

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1 to

FORM S-4

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

FairPoint Communications, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	4813	13-3725229
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

521 East Morehead Street, Suite 250
Charlotte, North Carolina 28202
(704) 344-8150

(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)

Copies to:

Shirley J. Linn Executive Vice President & General Counsel FairPoint Communications, Inc. 521 East Morehead Street, Suite 250 Charlotte, North Carolina 28202 (704) 344-8150	Jeffrey J. Pellegrino, Esq. Paul, Hastings, Janofsky & Walker LLP 75 E. 55th Street New York, NY 10022 (212) 318-6000	Steven J. Slutzky, Esq. Debevoise & Plimpton LLP 919 Third Avenue New York, NY 10022 (212) 909-6000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement and the date on which all other conditions to the merger of Northern New England Spinco Inc. with and into FairPoint Communications, Inc. pursuant to the merger agreement described in the enclosed proxy statement/prospectus have been satisfied or waived.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number on the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒

EXPLANATORY NOTE

                This Post-effective Amendment No. 1 is being filed solely to include as exhibits to this Registration Statement (i) the opinion of Houlihan Lokey Howard & Zukin Financial Advisors, Inc. (“Houlihan”) with respect to the solvency of Northern New England Spinco Inc. (“Spinco”) and the related consent of Houlihan and (ii) the consents of certain designees to the board of directors of FairPoint Communications, Inc. (“FairPoint”) who will become directors of FairPoint following its merger with Spinco.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Officers and Directors.

                                                Section 102(b)(7) of the Delaware General Corporation Law, or the DGCL, enables a corporation incorporated in the State of Delaware to eliminate or limit, through provisions in its original or amended articles of incorporation, the personal liability of a director for violations of the director’s fiduciary duties, except (i) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) any liability imposed pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit.

                                                Section 145 of the DGCL provides that a corporation incorporated in the State of Delaware may indemnify any person or persons, including officers and directors, who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee, or agent acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, for criminal proceedings, had no reasonable cause to believe that the challenged conduct was unlawful. A corporation incorporated in the State of Delaware may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must provide indemnification against the expenses that such officer or director actually and reasonably incurred.

                                                FairPoint’s by-laws expressly provide for indemnification of its directors and officers to the fullest extent permitted by the DGCL.

                                                Section 145(g) of the DGCL authorizes a corporation incorporated in the State of Delaware to provide liability insurance for directors and officers for certain losses arising from claims or charges made against them while acting in their capacities as directors or officers of the corporation. FairPoint’s certificate of incorporation and by-laws expressly provide that FairPoint shall indemnify officers and directors and, to the extent permitted by the board of directors, employees and agents of FairPoint, to the full extent permitted by and in the manner permissible under the laws of the State of Delaware. In addition, the by-laws expressly permit the board of directors to authorize FairPoint to purchase and maintain insurance against any liability asserted against any director, officer, employee or agent of FairPoint arising out of his capacity as such.

Item 21.  Exhibits and Financial Statement Schedules.

(a)                                  Financial Statements

                                                The financial statements filed as part of this proxy statement/prospectus are listed in the index to the financial statements immediately preceding such financial statements, which index to the financial statements is incorporated herein by reference.

(b)                                  Exhibits

                                                The exhibits filed as part of this proxy statement/prospectus are listed in the index to exhibits immediately preceding such exhibits, which index to exhibits is incorporated herein by reference.

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Item 22.  Undertakings.

(1)          The undersigned registrant hereby undertakes:

(a)          To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(i)             To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)          To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)       To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(b)                                 That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(2)          The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(3)          The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415 (§230.415 of this chapter), will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(4)          The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of Form S-4 within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(5)          The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

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SIGNATURES

                Pursuant to the requirements of the Securities Act of 1933, the following Registrant has duly caused this Post-Effective Amendment No. 1 to Registration Statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of State of North Carolina, on the 17th day of March, 2008.

FAIRPOINT COMMUNICATIONS, INC.

By:	/s/ Eugene B. Johnson
Name:	Eugene B. Johnson
Title:	Chairman of the Board of Directors and Chief Executive Officer

                Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Registration Statement has been signed by the following persons on behalf of the Registrants and in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Eugene B. Johnson	Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)	March 17, 2008
Eugene B. Johnson

/s/ John P. Crowley	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	March 17, 2008
John P. Crowley

/s/ Lisa R. Hood	Chief Operating Officer — FairPoint Telecom Group and Interim Controller (Principal Accounting Officer)	March 17, 2008
Lisa R. Hood

*	Director	March 17, 2008
Patricia Garrison-Corbin

*	Director	March 17, 2008
David L. Hauser

*	Director	March 17, 2008
Claude C. Lilly

*	Director	March 17, 2008
Robert S. Lilien

/s/ Jane E. Newman	Director	March 17, 2008
Jane E. Newman

*By:	/s/ John P. Crowley
John P. Crowley
Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description
2.1	Agreement and Plan of Merger, dated September 13, 2006, among FairPoint, MJD Ventures, Inc., FairPoint Germantown Corporation and The Germantown Independent Telephone Company.(1)

2.2	Agreement and Plan of Merger, dated as of January 15, 2007, by and among Verizon Communications Inc., Northern New England Spinco Inc. and FairPoint.*

2.3	Amendment No. 1 to Agreement and Plan of Merger, dated as of April 20, 2007, by and among Verizon Communications Inc., Northern New England Spinco Inc. and FairPoint.*

2.4	Amendment No. 2 to Agreement and Plan of Merger, dated as of June 28, 2007, by and among Verizon Communications Inc., Northern New England Spinco Inc. and FairPoint.(2)

2.5	Amendment No. 3 to Agreement and Plan of Merger, dated as of July 3, 2007, by and among Verizon Communications Inc., Northern New England Spinco Inc. and FairPoint.(3)

2.6	Amendment No. 4 to Agreement and Plan of Merger, dated as of November 16, 2007, by and among Verizon Communications Inc., Northern New England Spinco Inc. and FairPoint.(4)

2.7	Amendment No. 5 to Agreement and Plan of Merger, dated as of February 25, 2008, by and among Verizon Communications Inc., Northern New England Spinco Inc. and FairPoint.(5)

2.8	Distribution Agreement, dated as of January 15, 2007, by and between Verizon Communication Inc. and Northern New England Spinco Inc.*

2.9	Amendment No. 1 to Distribution Agreement, dated as of March 30, 2007, by and between Verizon Communication Inc. and Northern New England Spinco Inc.*

2.10	Amendment No. 2 to Distribution Agreement, dated as of June 28, 2007, by and between Verizon Communication Inc. and Northern New England Spinco Inc.*

2.11	Amendment No. 3 to Distribution Agreement, dated as of July 3, 2007, by and between Verizon Communication Inc. and Northern New England Spinco Inc.*

2.12	Amendment No. 4 to Distribution Agreement, dated as of February 25, 2008, by and between Verizon Communication Inc. and Northern New England Spinco Inc.(5)

2.13

Transition Services Agreement, dated as of January 15, 2007, by and among Verizon Information Technologies LLC, Northern New England Telephone Operations Inc., Enhanced Communications of Northern New England Inc. and FairPoint.*

2.14	Master Services Agreement, dated as of January 15, 2007, by and between FairPoint and Capgemini U.S. LLC.*

2.15	First Amendment to Master Services Agreement, dated as of July 6, 2007, by and between FairPoint and Capgemini U.S. LLC.(3)

2.16	Second Amendment to Master Services Agreement, dated as of February 25, 2008, by and between FairPoint and Capgemini U.S. LLC.(5)

2.17	Letter Agreement, dated as of January 17, 2008, by and between FairPoint and Capgemini U.S. LLC.(6)

2.18	Amendment to Letter Agreement, dated as of February 28, 2008, by and between FairPoint and Capgemini U.S. LLC.(7)

2.19	Employee Matters Agreement, dated as of January 15, 2007, by and among Verizon Communications Inc., Northern New England Spinco Inc. and FairPoint.*

2.20	Tax Sharing Agreement, dated as of January 15, 2007, by and among FairPoint, Verizon Communications Inc. and Northern New England Spinco Inc.(8)

2.21	Partnership Interest Purchase Agreement, dated as of January 15, 2007, by and among Verizon Wireless of the East LP, Cellco Partnership d/b/a Verizon Wireless and Taconic Telephone Corp.*

2.22	Joinder Agreement, dated as of April 5, 2007, by and among Warwick Valley Telephone Company, Taconic Telephone Corp., Cellco Partnership d/b/a Verizon Wireless and Verizon Wireless of the East LP.(9)

3.1	Eighth Amended and Restated Certificate of Incorporation of FairPoint.(10)

3.2	Amended and Restated By-Laws of FairPoint.(10)

4.1	Indenture, dated as of March 6, 2003, by and between FairPoint and The Bank of New York, relating to FairPoint’s $225,000,000 11 7/8% Senior Notes due 2010.(11)

4.2

Supplemental Indenture, dated as of January 20, 2005, by and between FairPoint and The Bank of New York, amending the Indenture dated as of March 6, 2003 between FairPoint and The Bank of New York.(10)

4.3	Form of Initial Senior Note due 2010.(11)

4.4	Form of Exchange Senior Note due 2010.(11)

5.1	Opinion of Paul, Hastings, Janofsky & Walker LLP.*

8.1	Opinion of Paul, Hastings, Janofsky & Walker LLP.*

8.2	Opinion of Debevoise & Plimpton LLP.*

10.1

Credit Agreement, dated as of February 8, 2005, by and among FairPoint, various lending institutions, Bank of America, N.A., CoBank ACB, General Electric Capital Corporation and Deutsche Bank Trust Company Americas.(10)

10.2

First Amendment to Credit Agreement, dated as of March 11, 2005, among FairPoint, various lending institutions, Bank of America, N.A., CoBank ACB, General Electric Capital Corporation and Deutsche Bank Trust Company Americas.(10)

10.3

Second Amendment and Consent to Credit Agreement, dated as of April 29, 2005, among FairPoint, various lending institutions, Bank of America, N.A., CoBank ACB, General Electric Capital Corporation and Deutsche Bank Trust Company Americas.(12)

10.4

Third Amendment to Credit Agreement, dated as of September 14, 2005, among FairPoint, various lending institutions, Bank of America, N.A., CoBank ACB, General Electric Capital Corporation and Deutsche Bank Trust Company Americas.(13)

10.5

Fourth Amendment and Waiver to Credit Agreement, dated as of January 25, 2007, among FairPoint, various lending institutions, Bank of America, N.A., CoBank ACB, General Electric Capital Corporation and Deutsche Bank Trust Company Americas.(14)

10.6

Fifth Amendment to Credit Agreement, dated as of February 25, 2008, among FairPoint, various lending institutions, Bank of America, N.A., CoBank ACB, General Electric Capital Corporation and Deutsche Bank Trust Company Americas.(5)

10.7

Pledge Agreement, dated as of February 8, 2005, by FairPoint, ST Enterprises, Ltd., FairPoint Broadband, Inc., MJD Services Corp., MJD Ventures, Inc., C-R Communications, Inc., Comerco, Inc., GTC Communications, Inc., Ravenswood Communications, Inc., Utilities, Inc., FairPoint Carrier Services, Inc. and St. Joe Communications, Inc.(10)

10.8	Subsidiary Guaranty, dated as of February 8, 2005, by FairPoint Broadband, Inc., MJD Ventures, Inc., MJD Services Corp., ST Enterprises, Ltd. and FairPoint Carrier Services, Inc.(10)

10.9	Form of Swingline Note.(10)

10.10	Form of RF Note.(10)

10.11	Form of B Term Note.(10)

10.12	Nominating Agreement, dated as of February 8, 2005, by and among FairPoint, Kelso Investment Associates V, L.P., Kelso Equity Partners V, L.P. and Thomas H. Lee Equity Fund IV, L.P.(10)

10.13	Amended and Restated Tax Sharing Agreement, dated as of November 9, 2000, by and among FairPoint and its Subsidiaries.(15)

10.14	Affiliate Registration Rights Agreement, dated as of February 8, 2005.(10)

10.15	Employment Agreement, dated as of March 17, 2006, by and between FairPoint and Eugene B. Johnson.(16)

10.16	Change in Control and Severance Agreement, dated as of March 14, 2007, by and between FairPoint and Walter E. Leach, Jr.(17)

10.17	Change in Control and Severance Agreement, dated as of March 14, 2007, by and between FairPoint and Peter G. Nixon.(17)

10.18	Change in Control and Severance Agreement, dated as of March 14, 2007, by and between FairPoint and Shirley J. Linn.(17)

10.19	Change in Control and Severance Agreement, dated as of March 14, 2007, by and between FairPoint and John P. Crowley.(17)

10.20	Letter Agreement, dated as of March 23, 2007, by and between FairPoint and Patrick T. Hogan.(18)

10.21	FairPoint Amended and Restated 1998 Stock Incentive Plan.(19)

10.22	FairPoint Amended and Restated 2000 Employee Stock Incentive Plan.(20)

10.23	FairPoint 2005 Stock Incentive Plan.(10)

10.24	Form of FairPoint Annual Incentive Plan.(21)

10.25	Form of February 2005 Restricted Stock Agreement.(21)

10.26	Form of Director Restricted Stock Agreement.(22)

10.27	Form of Director Restricted Unit Agreement.(22)

10.28	Form of Non-Director Restricted Stock Agreement.(23)

21	Subsidiaries of FairPoint.(7)

23.1	Consent of KPMG LLP.(7)

23.2	Consent of Ernst & Young LLP.*

23.3	Consent of Deloitte & Touche LLP.(7)

23.4	Consent of Paul, Hastings, Janofsky & Walker LLP (included in Ex.5.1).*

23.5	Consent of Paul, Hastings, Janofsky & Walker LLP (included in Ex.8.1).*

23.6	Consent of Debevoise & Plimpton LLP (included in Ex.8.2).*

23.7	Consent of Houlihan Lokey Howard & Zukin Financial Advisors, Inc.**

24	Power of attorney (included in Part II of the Registration Statement).*

99.1	Stipulation filed with the Maine Public Utilities Commission, dated December 12, 2007.(24)

99.2	Order of the Maine Public Utilities Commission, dated February 1, 2008.(25)

99.3	Stipulation filed with the Vermont Public Service Board, dated January 8, 2008.(26)

99.4	Order of the Vermont Public Service Board, dated February 15, 2008.(27)

99.5	Stipulation filed with the New Hampshire Public Utilities Commission, dated January 23, 2008.(6)

99.6	Order of the New Hampshire Public Utilities Commission, dated February 25, 2008.(5)

99.7	Consent of Deutsche Bank Securities Inc.*

99.8	Consent of Jane E. Newman, as designee to board of directors.*

99.9	Consent of Thomas F. Gilbane, Jr., as designee to board of directors.**

99.10	Consent of Robert A. Kennedy, as designee to board of directors.**

99.11	Consent of Michael R. Tuttle, as designee to board of directors.**

99.12	Consent of Lehman Brothers Inc.*

99.13	Consent of Morgan Stanley & Co. Incorporated.*

99.14	Opinion of Houlihan Lokey Howard & Zukin Financial Advisors, Inc.**

*                                         Previously filed.

**                                  Filed herewith.

All schedules for which provision is made in the applicable accounting regulations of the SEC are not required under the related instructions or are not applicable, and, therefore, have been omitted.

(1)	Incorporated by reference to the Quarterly Report on Form 10-Q of FairPoint for the period ended September 30, 2006.

(2)	Incorporated by reference to the Current Report on Form 8-K of FairPoint filed on June 28, 2007.

(3)	Incorporated by reference to the Current Report on Form 8-K of FairPoint filed on July 9, 2007.

(4)	Incorporated by reference to the Current Report on Form 8-K of FairPoint filed on November 16, 2007.

(5)	Incorporated by reference to the Current Report on Form 8-K of FairPoint filed on February 27, 2008.

(6)	Incorporated by reference to the Current Report on Form 8-K of FairPoint filed on January 24, 2008.

(7)	Incorporated by reference to the Annual Report on Form 10-K of FairPoint for the year ended December 31, 2007.

(8)	Incorporated by reference to the Current Report on Form 8-K of FairPoint filed on January 19, 2007.

(9)	Incorporated by reference to the Current Report on Form 8-K of FairPoint filed on April 10, 2007.

(10)	Incorporated by reference to the Annual Report on Form 10-K of FairPoint for the year ended December 31, 2004.

(11)	Incorporated by reference to the Annual Report on Form 10-K of FairPoint for the year ended December 31, 2002.

(12)	Incorporated by reference to the Current Report on Form 8-K of FairPoint filed on May 4, 2005.

(13)	Incorporated by reference to the Current Report on Form 8-K of FairPoint filed on October 3, 2005.

(14)	Incorporated by reference to the Current Report on Form 8-K of FairPoint filed on January 26, 2007.

(15)	Incorporated by reference to the Quarterly Report on Form 10-Q of FairPoint for the period ended September 30, 2000.

(16)	Incorporated by reference to the Quarterly Report on Form 10-Q of FairPoint for the period ended March 31, 2006.

(17)	Incorporated by reference to the Current Report on Form 8-K of FairPoint filed on March 19, 2007.

(18)	Incorporated by reference to the Current Report on Form 8-K of FairPoint filed on April 23, 2007.

(19)	Incorporated by reference to the Registration Statement on Form S-4, declared effective as of August 9, 2000.

(20)	Incorporated by reference to the Annual Report on Form 10-K of FairPoint for the year ended December 31, 2003.

(21)	Incorporated by reference to the Registration Statement on Form S-1 of FairPoint, declared effective as of February 3, 2005.

(22)	Incorporated by reference to the Current Report on Form 8-K of FairPoint filed on June 20, 2005.

(23)	Incorporated by reference to the Current Report on Form 8-K of FairPoint filed on September 23, 2005.

(24)	Incorporated by reference to the Current Report on Form 8-K of FairPoint filed on December 13, 2007.

(25)	Incorporated by reference to the Current Report on Form 8-K of FairPoint filed on February 6, 2008.

(26)	Incorporated by reference to the Current Report on Form 8-K of FairPoint filed on January 8, 2008.

(27)	Incorporated by reference to the Current Report on Form 8-K of FairPoint filed on February 21, 2008.